Exhibit 10.90

AMENDMENT TO OFFER LETTER RE

SEVERANCE PAY AND CHANGE IN CONTROL

The following agreement (the “Agreement”) between InterMune, Inc. and Lawrence M. Blatt (“Executive”) is intended to amend the Offer Letter accepted by Executive on April 30, 2002 (the “Offer Letter”).  Other than as specifically provided below, all terms and conditions of the Offer Letter continue in full force and effect.

1.                                       Severance Pay in the Event of Termination (Not For Cause).  Although Executive remains an at-will employee of InterMune, InterMune agrees that in the event Executive is terminated by the Company other than for “Cause” (as that term is defined below) in the absence of a “Change in Control” of InterMune (as that term is defined below), Executive will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the Executive that releases the Company from all of the Executive’s actual or potential claims against InterMune:

•                  If Executive has completed less than one (1) full year of service, Executive will receive six (6) months base salary at Executive’s final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments), and six (6) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares

•                  If Executive has completed at least one (1) year but less than two (2) years of service, Executive will receive nine (9) months base salary at Executive’s final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments), and nine (9) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares

•                  If Executive has completed two (2) years of service or more, Executive will receive twelve (12) months base salary at Executive’s final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments), and twelve (12) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares

•                  If such termination not for Cause occurs in the second half of the calendar year, Executive also will receive a pro rata share of Executive’s target bonus for that year.

The acceleration of vesting provided for in this Section 1 of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan documents.  All other terms and conditions applicable to Executive’s equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan document.  Cash compensation required to be paid pursuant to this Section 1 of this Agreement will be paid either in a single lump-sum payment or ratably on a monthly basis over the severance period, in the Company’s sole discretion.

2.                                       Compensation upon Change in Control.  In the event of a Change in Control of the Company that results in: (i) Executive’s termination without Cause, or (ii) Executive’s resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in Executive’s duties, title or compensation, or (b) a requirement that Executive relocate more than fifty (50) miles from the Company’s Home Office location, any of which event occurs within one (1) year of the change in control (a “Triggering Event”), Executive will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the Executive that releases the Company from all of the Executive’s actual or potential claims against InterMune:

(a)          Cash Compensation:  Two (2) years base salary at Executive’s final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments).  If a Triggering Event occurs in the second half of the calendar year, Executive also will receive a pro rata share of Executive’s target bonus for that year.

(b)         Options or Restricted Share Grants:  Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this Section 2 of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan document.  All other terms and conditions applicable to Executive’s equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan documents.

(c)          Transition Management Services: Executive will receive executive transition management services for a one-year period with Lee Hecht Harrison, Right Management, or a similar outplacement firm, up to a cap of Forty Thousand Dollars ($40,000).

3.               Definitions.

For purposes of this Agreement, “Cause” shall mean any of the following:

•                  Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•                  Willful failure, gross neglect or refusal to perform duties; or

•                  Willful act that intentionally or materially injures the reputation or business of the Company; or

•                  Willful breach of confidentiality that has a material adverse affect on the Company; or

•                  Fraud or embezzlement; or

•                  Indictment for criminal activity.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

•                  A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•                  A merger or consolidation in which the Company is not the surviving corporation; or

•                  A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

/s/ Lawrence M. Blatt		Dated:	8-18	, 2004
Lawrence M. Blatt

INTERMUNE, INC

By:	/s/ Daniel Welch	Dated:	8-18	, 2004

Its:	Pres & CEO